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Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of November 1, 2005 (the "Effective Date") by and between CardioNet, Inc., a California corporation (the "Company"), and James M. Sweeney, an individual ("Employee"). The Company and Employee are hereinafter collectively referred to as the "Parties," and individually referred to as each or any "Party."

RECITALS

        A.    The Parties previously entered into that certain Amended and Restated Employment Agreement effective as of August 1, 2004 (the "Prior Agreement"), which sets forth the terms and conditions of Employee's employment with the Company.

        B.    The Company desires assurance of the continued association and services of Employee in order to retain Employee's experience, skills, abilities, background and knowledge in the management and operation of the Company, and is willing to continue to retain Employee's services on the terms and conditions set forth in this Agreement.

        C.    Employee desires to continue in the employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

        D.    This Agreement is intended to supersede, amend and restate in its entirety the Prior Agreement.

AGREEMENT

        In consideration of the foregoing premises and the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.     Employment.

        1.1   The Company hereby employs Employee, and Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

        1.2   Employee shall be the Company's Chief Executive Officer.

        1.3   Employee shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company; provided, however, that at all times during his employment Employee shall be subject to the direction and policies from time to time established by the Board of Directors of the Company (the "Board of Directors").

        1.4   Unless the Parties otherwise agree in writing, during the employment term, Employee shall perform the services he is required to perform pursuant to this Agreement at the Company's office located at 1010 Second Avenue, Suite 700, San Diego, California 92101, or 227 Washington Street #300, Conshohocken, Pennsylvania 19428, which office shall be mutually agreed to by the Parties; provided, however, that the Company may from time to time require Employee to travel temporarily to either of these or any other locations in connection with the Company's business.

2.     Loyal and Conscientious Performance; Noncompetition.

        During his employment by the Company, Employee shall devote substantial energies, interest, abilities and productive time to the proper and efficient performance of this Agreement, and shall not engage or in any manner participate in any activity which is directly competitive with or intentionally injurious to the Company, whether alone, as a partner, as a shareholder, officer or director of any other corporation, or as a trustee, fiduciary or in a similar representative capacity. Employee shall not serve as an outside director of more than two (2) other corporations during the term of this Agreement.

3.     Term of Employment.

        Subject to earlier termination pursuant to Section 7 hereof, Employee shall be employed by the Company pursuant to this Agreement for an initial term, commencing on the Effective Date and ending on December 31, 2006, provided that the term of this Agreement shall continue from month to month after such time in the absence of 30 days written notice to the contrary from either Party to the other Party (the "Termination Date").

4.     Compensation of Employee.

        4.1   During the term of this Agreement (commencing as of the Effective Date), the Company shall pay Employee an annual salary (the "Base Salary") of Four Hundred Sixty Thousand Dollars ($460,000), payable in semi-monthly installments on each of the fifteenth (15th) and the last day of each calendar month. Such salary may be increased each year in the sole and absolute discretion of the Board of Directors.

        4.2   During the term of this Agreement, Employee shall also be eligible to receive an annual performance bonus (the "Bonus") at the end of each fiscal year beginning with the fiscal year ending on December 31, 2006. The amount of such Bonus, if any, shall be determined by the Board of Directors in its sole and absolute discretion. Any Bonus awarded to Employee shall be paid to Employee within ninety (90) days of the end of the fiscal year of the Company in which such Bonus is earned.

        4.3   If this Agreement is terminated prior to the expiration of its term pursuant to Section 7 hereof, Employee shall receive the compensation, if any, described in such Section 7.

5.     Other Benefits.

        5.1   Employee shall be eligible to participate in and be covered by any pension and profit sharing, life insurance, accident insurance, health insurance, dental insurance, hospitalization, disability, medical reimbursement or other plan(s) maintained from time to time by the Company for its employees. Employee's dependents may be added to such coverage, if eligible, at Employee's own expense.

        5.2   Employee shall earn four (4) weeks of vacation per calendar year at full salary. It is understood that vacations need not be taken during the year earned. Employee agrees that such vacation shall be taken only at such times as the Company and Employee shall mutually determine from time to time. Employee shall be entitled to additional time, also at full salary, to attend such meetings or courses as are necessary or advisable, as mutually determined by Employee and the Company. Employee shall further be entitled to reasonable time off, also at full salary, for sickness or matters of personal emergency up to a maximum of two (2) weeks per year.

        5.3   The Company shall pay on Employee's behalf, or reimburse Employee for, expenses reasonably incurred in connection with his employment. Employee agrees to submit receipts or other documentation to support the above expenses as a condition of reimbursement therefor.

        5.4   The Company shall, to the maximum extent permitted by law, indemnify and hold Employee harmless against any costs and expenses, including reasonable attorneys' fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Employee's employment by the Company. The Company shall also advance to Employee any costs and expenses incurred in defending any such proceeding to the maximum extent permitted by law.

6.     Relocation.

        6.1    Benefits.    Employee shall be entitled to reimbursement by the Company for the reasonable and customary out-of-pocket relocation expenses of the type described on Exhibit A hereto incurred by Employee in connection with Employee's relocation from Pennsylvania to San Diego, California at such time as is mutually agreed to by Employee and the Board of Directors or under the circumstances, and solely under the circumstances, set forth in Section 7 below (collectively, the "Relocation Benefits"). The Parties agree that the amounts listed on Exhibit A opposite the Relocation Benefits represent the good faith estimate of the Company and Employee of the aggregate amount of Relocation Benefits to be provided to Employee pursuant to this Section 6.1; provided, however, that such good faith estimate shall not either limit or set a floor for the aggregate value of the reasonable and customary Relocation Benefits to be provided to Employee pursuant hereto.

        6.2    Payment of Taxes.    In addition to the Relocation Benefits described above and subject to the limitations set forth in Section 7 below, Employee shall be entitled to a one time reimbursement by the Company for additional federal and state taxes arising from the Relocation Benefits provided by the Company to or for the benefit of Employee pursuant to Section 6.1 above. This one time reimbursement shall be calculated by multiplying the marginal federal tax rate on the employee's federal tax return times the income to be recognized for federal purposes by the employee in the year such taxes are owed. The state reimbursement shall be calculated as the marginal tax rate for the employee in Pennsylvania times the income to be recognized on the employee's Pennsylvania tax return, if any taxes are due and payable in Pennsylvania. These amounts shall be summed together and shall be paid by the Company on or before these taxes become due and payable by the Employee. At either party's election, this matter can be referred to an outside accounting firm who can make an independent verification of the amounts eligible to be paid pursuant to this paragraph based on the Employee's tax returns for the year, and the provisions of this Agreement.

        6.3   The Company and Employee may agree to furnish to outside Accountants such information and documents the Accountants may reasonably request in order to make a determination under this Section 6.2. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.2.

7.     Termination and Severance Compensation.

        7.1    Definition of "Cause".    For purposes of this Agreement, "Cause" for termination shall mean: (i) Employee's dishonesty, embezzlement or fraud against the Company; (ii) Employee's commission of any malicious mischief which results in injury to the Company or property of the Company; (iii) Employee's refusal or failure to follow lawful and reasonable directions of the Board of Directors following written notice of such directions by the Board of Directors to Employee and Employee's failure to follow such directions within a reasonable period of time following the date of such notice; (iv) Employee's failure to disclose material information to, or his providing materially misleading information to, the Board of Directors; (v) Employee's conviction of any felony involving moral turpitude; or (vi) Employee's gross negligence or gross misconduct in the performance of his duties under this Agreement.

        7.2    Cause.    The Company shall have the right to terminate Employee's employment hereunder for Cause upon written notice to Employee. If the Company terminates Employee's employment for Cause, the Employee's sole and exclusive right and remedy hereunder shall be the right to receive his accrued base compensation and outstanding expense reimbursements through the date of such termination. Except as set forth in this Section 7.2, the Company shall have no responsibility for the payment of any compensation or benefits to Employee (including, for purposes of clarification, the benefits described in Section 6 hereof) for any time period subsequent to such termination except as may be expressly required by law or the respective terms of benefit arrangements to be paid even upon termination for cause or voluntary termination.

        7.3    Voluntary Termination.    Employee shall have the right voluntarily to terminate this Agreement at any time upon thirty (30) days prior written notice to the Company.

            7.3.1    Voluntary Termination Prior to 180 Days Following IPO or Acquisition Transaction.    If Employee voluntarily terminates his employment hereunder prior to the first to occur of one hundred eighty (180) days following the closing of (i) the Company's first firm commitment underwritten public offering of its Common Stock registered under the Securities Act of 1933, as amended (the "IPO") or (ii) a bona fide acquisition transaction involving the Company and an unaffiliated third party entity effected pursuant to a merger, consolidation, sale of assets or similar transaction (irrespective of whether the Company's shareholders immediately prior thereto hold outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity following the closing of such merger, consolidation, sale of assets or similar transaction) (an "Acquisition Transaction"), Employee's sole and exclusive rights and remedies hereunder shall be (x) the right to receive his accrued base compensation and outstanding expense reimbursements through the date of such termination and (y) the right to receive the Relocation Benefits and Tax Reimbursement set forth in Section 6 hereof; provided, however, that Employee's right to receive the benefits described in this Section 7.3.1 are subject to Employee having used his best efforts to manage the Company prior to his voluntary termination pursuant to this Section 7.3.1. Except as set forth in this Section 7.3.1, the Company shall have no responsibility for the payment of any compensation or benefits to Employee for any time period subsequent to such termination except as may be expressly required by law or the respective terms of benefit arrangements to be paid even upon termination for cause or voluntary termination.

            7.3.2    Retirement or Voluntary Termination 180 Days or More Following IPO or Acquisition Transaction.    If Employee retires or voluntarily terminates his employment hereunder following the first to occur of more than one hundred eighty (180) days following the closing of (i) an IPO or (ii) an Acquisition Transaction, Employee's sole and exclusive rights and remedies hereunder shall be (x) the right to receive his accrued base compensation and outstanding expense reimbursements through the date of such termination and for a period of twelve (12) months following the date of such termination and (y) the right to receive the Relocation Benefits and Tax Reimbursement set forth in Section 6 hereof. Except as set forth in this Section 7.3.2, the Company shall have no responsibility for the payment of any compensation or benefits to Employee for any time period subsequent to such termination except as may be expressly required by law or the respective terms of benefit arrangements to be paid even upon termination for cause or voluntary termination.

        7.4    Involuntary Termination Without Cause; Disability.    The Company shall have the right to terminate Employee's employment hereunder without Cause upon written notice to Employee. Should Employee be terminated without Cause or in the event of Employee's complete disability, as defined in Section 8 hereof, the Company shall pay to Employee (i) his accrued and unpaid base compensation to the date of termination and for a period of twelve (12) months following the date of such termination and (ii) the Relocation Benefits and Tax Reimbursement set forth in Section 6 hereof. Except as set forth in this Section 7.4, the Company shall have no responsibility for the payment of any other compensation or benefits to Employee for any time period subsequent to such termination except as may be expressly required by law or the respective terms of benefit arrangements to be paid even upon termination for cause or voluntary termination.

        7.5    Manner of Payment.    All amounts payable to Employee pursuant to this Section 7 shall be subject to applicable withholding and payroll taxes and shall be payable in accordance with the Company's general payroll practices and not as a lump sum.

8.     Disability During Term of Employment.

        The term "completely disabled" as used in this Agreement shall mean the inability of Employee to perform his duties under this Agreement because he has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Employee becomes disabled, the term "completely disabled" shall mean the inability of Employee to substantially perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board of Directors, based upon a medical opinion provided by a licensed physician acceptable to the Board of Directors, determines to have incapacitated Employee from substantially performing his required services for the Company during the foreseeable future. Based upon such medical opinion, the action of the Board of Directors shall be final and binding and the date such action is taken shall be the date of such complete disability for purposes of this Agreement.

9.     Employee's Duties on Termination.

        Upon the termination of this Agreement, Employee shall promptly deliver to the Company all equipment, notebooks, documents, memoranda, reports, files, books, correspondence, lists and other written or graphic records, and the like, relating to the Company's business, which are property of the Company and are in Employee's possession or under his control.

10.   Assignment and Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of Employee and Employee's heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, permitted assigns and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party.

11.   Notices.

        All notices or demands of any kind required or permitted to be given by the Company or Employee under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Company:

  CardioNet, Inc.
  1010 Second Avenue, Suite 700
  San Diego, California 92101
  Attn: Secretary

  If to Employee:

  James M. Sweeney
  537 County Line Road
  Radnor, PA 19087

        Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

12.   Governing Law.

        This Agreement is made and entered into in San Diego, California, and it shall be construed and interpreted in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

13.   Integration.

        This Agreement contains the entire agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties. This Agreement cannot be amended or modified except by a written agreement signed by Employee and an authorized officer the Company (other than Employee).

14.   Waiver.

        No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver is claimed, and any waiver of any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

15.   Severability.

        The unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.

16.   Interpretation; Construction.

        The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

17.   Counterparts.

        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.   Binding Arbitration.

        18.1 Any dispute, claim or controversy with respect to Employee's termination of employment with the Company (whether the termination of employment is voluntary or involuntary), and any dispute, claim or controversy with respect to incidents or events leading to such termination or the method or manner of such termination, and/or any compensation or stock owed to Employee of any type, and any question of arbitrability hereunder, shall be settled, to the fullest extent permitted by law, exclusively by arbitration.

        18.2 Employee and the Company each waive their constitutional rights to have such matters determined by a jury. Instead of a jury trial, an arbitrator shall be chosen by the Company and Employee. The Parties hereby acknowledge that arbitration is preferred because, among other reasons, it is quicker, less expensive and less formal than litigation in court.

        18.3 The arbitrator shall not have the authority to alter, amend, modify, add to or eliminate any condition or provision of this Agreement. The arbitration shall be held in San Diego County, California. The award of the arbitrator shall be final and binding on the Parties. Judgment upon the arbitrator's award may be entered in any court, state or federal, having jurisdiction over the Parties. Each Party shall bear its respective costs of arbitration.

        18.4 Should any court determine that any provision(s) of this Agreement to arbitrate is void or invalid, the Parties specifically intend every other provision of this Agreement to arbitrate to remain enforceable and intact. Each Party hereby acknowledges that it prefers arbitration to recourse to the courts, for the reasons described above, and has prescribed arbitration as its sole and exclusive method of dispute resolution.

19.   Entire Agreement.

        This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and amends, supersedes and replaces in its entirety the Prior Agreement.

        [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

COMPANY
CARDIONET, INC., a California corporation
By:	/s/ FRED MIDDLETON
Name:	Fred Middleton
Title:	Chairman, Compensation Committee of the Board of Directors
EMPLOYEE
/s/ JAMES M. SWEENEY James M. Sweeney

        [SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

Exhibit A

RELOCATION BENEFITS

	Description of Benefits	Estimate of Dollar Amount
1.	Reasonable costs associated with the relocation of Employee's family and personal effects to San Diego, California (including packing, moving, insurance and storage of belongings).	$30,000
2.	Transfer taxes associated with the sale of Employee's principal residence in Pennsylvania.	$40,000
3.	Real estate broker commission equal to 5% of the sales price of principal residence of Employee in Pennsylvania.	$100,000
4.	Closing costs associated with the purchase of Employee's principal residence in San Diego, California upon Employee's relocation from Pennsylvania.	$10,000
5.	Miscellaneous out of pocket expenses associated with Items 1 through 4 above.	$20,000

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  Exhibit 10.6
AMENDED AND RESTATED EMPLOYMENT AGREEMENT